Exhibit 99.1

The Hanover Reports Fourth Quarter Net Income and

Operating Income of $2.76 and $2.01 per Diluted Share, Respectively;

Full Year Net Income and Operating Income of $10.46 and $8.16 per Diluted Share, Respectively;

Full Year Combined Ratio of 95.6%; Full Year Combined Ratio, Excluding Catastrophes, of 91.8%

WORCESTER, Mass., February 4, 2020 - The Hanover Insurance Group, Inc. (NYSE: THG) today reported net income of $109.8 million, or $2.76 per diluted share, in the fourth quarter of 2019, compared to $123.6 million, or $2.88 per diluted share, in the prior-year quarter. Operating income (1) was $80.2 million, or $2.01 per diluted share, for the fourth quarter of 2019. This compared to operating income of $64.9 million, or $1.51 per diluted share, in the prior-year quarter. The difference between net and operating income in the fourth quarter of 2019 was primarily due to an after-tax increase in the fair value of equity securities of $24.7 million, or $0.62 per fully diluted share, which is excluded from operating income.

Net income for the full year 2019 was $425.1 million, or $10.46 per diluted share. This compares to net income of $391.0 million, or $9.09 per diluted share, in the prior year. Operating income was $331.6 million, or $8.16 per diluted share, in 2019, compared to operating income of $292.1 million, or $6.79 per diluted share, in the prior year.

Fourth Quarter and Full Year Highlights

•	Fourth quarter combined ratio of 96.2%; combined ratio, excluding catastrophes(2) of 93.1%
•	Net premiums written increase of 5.6%* in the fourth quarter and 4.5% during the year, reflected growth in more profitable businesses
•	Price increases in the quarter of 7.9% in Core Commercial Lines (3) and 5.1% in Personal Lines (4)
•

Current accident year loss and loss adjustment expense (“LAE”) ratio, excluding catastrophes(5), of 61.8%, in the fourth quarter, reflecting elevated property loss experience, while liability lines continued to perform in line with expectations

•

Net investment income of $72.7 million in the fourth quarter, up 4.8% from the prior-year quarter, and $281.3 million for the full year, up 5.2% from the prior year, driven by increased operational cash flows and the temporary investment of proceeds from the Chaucer sale prior to their deployment

•	Completed the deployment of the remaining Chaucer equity through a $150 million accelerated share repurchase (“ASR”) agreement and a special cash dividend of $2.50 per share announced in December
•	On December 5, 2019, the Board of Directors approved an increase to the regular quarterly dividend of 8.3%, to $0.65 per common share
•

Book value per share of $75.94, down 2.7% from September 30, 2019, primarily driven by capital actions, including the payment of special and regular cash dividends ($3.15 per share in aggregate), which was partially offset by earnings

(1)	See information about this and other non-GAAP measures and definitions used throughout this press release on the final pages of this document.

The Hanover Insurance Group, Inc. may also be referred to as “The Hanover” or “the Company” interchangeably throughout this press release.

*Unless otherwise stated, net premiums written growth and other growth comparisons are to the same period of the prior year

“2019 was an excellent year for our company, marked by record earnings and solid growth in our most profitable segments, further strengthening our market position as we begin 2020,” said John C. Roche, president and chief executive officer at The Hanover. “As the market environment becomes increasingly complex – with significant changes to profit pools, loss trends and rate movements – we are focused on ensuring that we continue to achieve broad-based profitability across our businesses. We have accomplished this to date through effective portfolio management and rate increases.

“Reflecting the success of our strategy, we delivered an annual operating ROE(6) of 12.0%, and an adjusted ROE(6) of 12.8% in 2019, while growing premiums 4.5%,” said Roche. “Our growth was highlighted by strong results in Core Commercial, Personal Lines and most Specialty businesses, driven by price increases – 7.9% in Core Commercial and 5.1% in Personal Lines in the fourth quarter – as well as robust new business and new product initiatives. We look forward to building on the momentum we generated throughout the past year, as we leverage our proven ability to navigate the current dynamic market.”

“We are pleased with our performance during the year, with an operating income of $8.16 per diluted share, a combined ratio of 95.6%, and a combined ratio, excluding catastrophes, of 91.8%,” said Jeffrey M. Farber, executive vice president and chief financial officer. “While property loss pressure emerged across select businesses throughout the year and in the fourth quarter, liability trends continued to be in line with our expectations, helped by our prior mix and pricing initiatives.  At the same time, we improved our expense ratio by 50 basis points, to 31.6%, while we continued to invest in our businesses.

“In 2019, we promptly deployed approximately $850 million in equity generated by the Chaucer sale, through three accelerated share repurchase programs and two special dividends,” said Farber. “We will continue to deploy our capital with our shareholder interests in mind. Our balance sheet remains strong and we look forward to another successful year in 2020.”

	Three months ended		Year ended
	December 31		December 31
($ in millions, except per share data)	2019	2018	2019	2018
Net premiums written	$1,103.0	$1,044.7	$4,581.7	$4,384.8
Net income	109.8	123.6	425.1	391.0
per diluted share	2.76	2.88	10.46	9.09
Operating income	80.2	64.9	331.6	292.1
per diluted share	2.01	1.51	8.16	6.79
Net investment income	72.7	69.4	281.3	267.4
Book value per share	$75.94	$69.81	$75.94	$69.81
Ending shares outstanding (in millions)	38.4	42.3	38.4	42.3
Combined ratio	96.2%	97.4%	95.6%	96.1%
Catastrophe ratio	3.1%	4.6%	3.8%	5.2%
Combined ratio, excluding catastrophes	93.1%	92.8%	91.8%	90.9%
Current accident year combined ratio, excluding catastrophes(2)	93.2%	92.8%	91.8%	90.9%

Fourth Quarter Operating Highlights

Commercial Lines

Commercial Lines operating income before taxes was $73.0 million in the quarter, compared to $57.4 million in the fourth quarter of 2018. The Commercial Lines combined ratio was 96.1%, compared to 98.2% in the prior-year quarter. Catastrophe losses in the fourth quarter of 2019 were $27.8 million, or 4.1 points of the combined ratio, including favorable prior-year reserve development of $6.5 million, or 1.0 point in the quarter. This compared to catastrophe losses of $47.0 million, or 7.3 points of the combined ratio, in the prior-year quarter.

Fourth quarter 2019 results included $11.6 million, or 1.7 points, of net favorable prior-year reserve development, driven primarily by continued favorability in workers’ compensation, partially offset by unfavorable development in the program business, reported in other commercial lines (“OCL”). This compared to net favorable prior-year reserve development of $16.0 million, or 2.5 points, in the fourth quarter of 2018.

Commercial Lines current accident year combined ratio, excluding catastrophes, increased 0.3 points to 93.7%, from 93.4% in the prior-year quarter. The current accident year loss and LAE ratio, excluding catastrophes, increased by 1.1 points to 59.4%, driven primarily by elevated property losses in commercial multiple peril and certain specialty businesses, including marine, specialty industrial property and programs, each reported in OCL.

The expense ratio(7) improved by 0.8 points to 34.3% in the fourth quarter of 2019, primarily attributable to fixed cost leverage from premium growth.

Net premiums written were $638.7 million in the quarter, up 6.5% from the prior-year quarter. Core Commercial price increases averaged 7.9% for the fourth quarter, which is driven by both rate and exposure, with retention at 84.1%.

The following table summarizes premiums and the components of the combined ratio for Commercial Lines:

	Three months ended		Year ended
	December 31		December 31
($ in millions)	2019	2018	2019	2018
Net premiums written	$638.7	$600.0	$2,707.2	$2,610.7
Net premiums earned	679.5	644.4	2,654.2	2,548.4
Operating income before taxes	73.0	57.4	300.1	265.7
Loss and LAE ratio	61.8%	63.1%	60.6%	61.5%
Expense ratio	34.3%	35.1%	34.6%	34.9%
Combined ratio	96.1%	98.2%	95.2%	96.4%
Prior-year development ratio	(1.7)%	(2.5)%	(1.1)%	(1.3)%
Catastrophe ratio	4.1%	7.3%	3.1%	5.6%
Combined ratio, excluding catastrophes	92.0%	90.9%	92.1%	90.8%
Current accident year combined ratio, excluding catastrophes	93.7%	93.4%	93.2%	92.1%

Personal Lines

Personal Lines operating income before taxes was $36.2 million in the quarter, compared to $36.5 million in the fourth quarter of 2018. The Personal Lines combined ratio was 96.5%, compared to 96.0% in the prior-year quarter. Catastrophe losses in the fourth quarter of 2019 were $7.3 million, or 1.6 points of the combined ratio, compared to $3.0 million, or 0.7 points of the combined ratio, in the prior-year quarter.

Fourth quarter 2019 results included $10.2 million, or 2.2 points, of net unfavorable prior-year reserve development, primarily driven by bodily injury severity in personal auto. This compared to net unfavorable prior-year reserve development of $15.4 million, or 3.5 points, in the fourth quarter of 2018.

Personal Lines current accident year combined ratio, excluding catastrophe losses, increased by 0.9 points to 92.7%, from 91.8% in the prior-year quarter. The current accident year loss and LAE ratio, excluding catastrophes, increased by 1.4 points to 65.5%, driven primarily by property, including non-catastrophe weather losses in home and auto, and to a lesser extent, auto bodily injury.

The expense ratio improved by 0.5 points to 27.2% in the fourth quarter of 2019, attributable to fixed cost leverage from premium growth, while continuing to invest in the business.

Net premiums written were $464.3 million in the quarter, up 4.4% from the prior-year quarter, driven by targeted rate increases and organic new business momentum. Personal Lines average rate increases in the fourth quarter of 2019 were 5.1%.

The following table summarizes premiums and components of the combined ratio for Personal Lines:

	Three months ended		Year ended
	December 31		December 31
($ in millions)	2019	2018	2019	2018
Net premiums written	$464.3	$444.7	$1,874.5	$1,774.1
Net premiums earned	464.8	437.6	1,820.3	1,706.0
Operating income before taxes	36.2	36.5	144.9	146.2
Loss and LAE ratio	69.3%	68.3%	68.9%	67.7%
Expense ratio	27.2%	27.7%	27.4%	27.8%
Combined ratio	96.5%	96.0%	96.3%	95.5%
Prior-year development ratio	2.2%	3.5%	1.5%	2.0%
Catastrophe ratio	1.6%	0.7%	4.7%	4.5%
Combined ratio, excluding catastrophes	94.9%	95.3%	91.6%	91.0%
Current accident year combined ratio, excluding catastrophes	92.7%	91.8%	90.1%	89.0%

Full Year 2019 Operating Highlights

Net income for the full year of 2019 was $425.1 million, compared to $391.0 million in 2018. Operating income before taxes and interest expenses was $453.6 million for the full year of 2019, with a combined ratio of 95.6%. In 2018, operating income before taxes and interest expense was $406.5 million, with a combined ratio of 96.1%.

Catastrophe losses were $169.3 million, or 3.8 points of the combined ratio in 2019, compared to $219.2 million, or 5.2 points, in the prior year. For both years, prior year development, excluding catastrophes, was immaterial overall, with offsetting increases and decreases among lines.

The current accident year combined ratio, excluding catastrophe losses, was 91.8% in 2019, compared to 90.9% in 2018, driven by an increase in the current accident year loss and LAE ratio.

Commercial Lines operating income before taxes was $300.1 million in 2019, which included $83.2 million, or 3.1 points, of catastrophe losses, and $28.7 million, or 1.1 points, of net favorable prior-year reserve development. In 2018, Commercial Lines operating income before taxes was $265.7 million, which included $142.3 million, or 5.6 points, of catastrophe losses, and $34.1 million, or 1.3 points, of net favorable prior-year reserve development. The Commercial Lines current accident year combined ratio, excluding catastrophe losses, was 93.2%, compared to 92.1% in the prior-year, driven by an increase in the current accident year loss and LAE ratio. The loss and LAE ratio increase was primarily driven by increased large property loss activity in specialty businesses, reported in OCL. This was partially offset by an improvement in the commercial auto current accident year loss and LAE ratio due to substantial earned rate increases and underwriting actions during the year.

Personal Lines operating income before taxes was $144.9 million, which included $86.1 million, or 4.7 points, of catastrophe losses, and $26.6 million, or 1.5 points, of net unfavorable prior-year reserve development. In 2018, Personal Lines operating income before taxes was $146.2 million, which included $76.9 million, or 4.5 points, of catastrophe losses, and $33.3 million, or 2.0 points of net unfavorable prior-year reserve development. The Personal Lines current accident year combined ratio, excluding catastrophes, increased to 90.1% from 89.0% in the prior-year, driven by an increase in the current accident year loss and LAE ratio. The loss and LAE ratio increase was driven by an increase in property losses, primarily due to non-catastrophe weather in homeowners and comprehensive auto coverages, as well as elevated auto bodily injury loss severity.

Total net premiums written were $4.6 billion in 2019, up 4.5% from 2018, driven by Personal Lines growth of 5.7% and Commercial Lines growth of 3.7%.

Investments

Net investment income was $72.7 million for the fourth quarter of 2019, compared to $69.4 million in the prior-year quarter. The increase was driven by the investment of higher operational cash flows, higher income from mortgages and equities and the temporary investment of excess equity from the sale of Chaucer. This increase was partially offset by the impact of lower new money yields. The average pre-tax earned yield on fixed maturities was 3.56% and 3.62% for the quarters ended December 31, 2019 and 2018, respectively. Total pre-tax earned yield on the investment portfolio for the quarter ended December 31, 2019 was 3.72%, up from 3.71% in the prior-year quarter.

Net realized and unrealized investment gains and losses recognized in earnings were gains of $34.3 million in the fourth quarter of 2019 and losses of $54.5 million in the fourth quarter of 2018, primarily due to changes in the fair value of equity securities.

Net investment income was $281.3 million in 2019, compared to $267.4 million in 2018. The increase was driven by the investment of higher operational cash flows and the temporary investment of excess equity from the sale of Chaucer. This increase was partially offset by the impact of lower new money yields. The average pre-tax earned yield on fixed maturities was 3.58% and 3.62% for the year ended December 31, 2019 and 2018, respectively. Total pre-tax earned yield on the investment portfolio for the year ended December 31, 2019 was 3.65%, down from 3.74% in 2018.

Net realized and unrealized investment gains and losses recognized in earnings were gains of $109.4 million in 2019 and losses of $50.7 million in 2018, primarily due to changes in the fair value of equity securities.

The Company held $8.2 billion in cash and invested assets on December 31, 2019. Fixed maturities and cash represented 84% of the investment portfolio. Approximately 95% of the Company’s fixed maturity portfolio is rated investment grade. Net unrealized gains on the fixed maturity portfolio as of December 31, 2019 were $234.9 million before taxes, a decline in fair value of $18.9 million since September 30, 2019 and an increase of $319.3 million since December 31, 2018. The change in the fourth quarter was due to higher interest rates, and the year-to-date change was primarily due to lower prevailing interest rates and tighter credit spreads.

Shareholders’ Equity and Capital Actions

On December 31, 2019, book value per share was $75.94, down 2.7% from September 30, 2019. The decrease was driven primarily by capital actions, including the payment of special and regular cash dividends ($3.15 per share in aggregate), which were partially offset by earnings.

As previously announced, the Company entered into an ASR agreement with Wells Fargo to repurchase $150 million of the Company’s common stock. As of the initial settlement date of December 9, 2019, the company paid $150 million and received an initial delivery of approximately 900,000 shares of its common stock, or 80% of the total shares expected to be repurchased under the ASR agreement. The Company expects to receive the remaining shares at the conclusion of the ASR buyback period, at the end of the first quarter of 2020. In addition, the company paid a special dividend of $2.50 per share, or approximately $100 million in aggregate, concluding the capital deployment from the December 2018 sale of Chaucer.

During the quarter, the Company also repurchased approximately 103,000 shares of common stock in the open market for $13.6 million, at an average price of $132.10 per share. After accounting for these shares and the $150 million ASR, the Company has approximately $335 million of remaining capacity under its existing $900 million share repurchase program.

Earnings Conference Call

The Company will host a conference call to discuss its fourth quarter results on Wednesday, February 5, at 10:30 a.m. E.T.  A PowerPoint slide presentation will accompany the prepared remarks and has been posted on The Hanover’s website.  Interested investors and others can listen to the call and access the presentation through The Hanover's website, located at www.hanover.com, in the “Investors” section. Investors may access the conference call by dialing 1-844-413-3975 in the U.S. and 1-412-317-5458 internationally. Web-cast participants should go to the website 15 minutes early to register, download and install any necessary audio software.  A re-broadcast of the conference call will be available on this website approximately two hours after the call.

About The Hanover

The Hanover Insurance Group, Inc. is the holding Company for several property and casualty insurance companies, which together constitute one of the largest insurance businesses in the United States. The Company provides exceptional insurance solutions through a select group of independent agents and brokers. Together with its agents, The Hanover offers standard and specialized insurance protection for small and mid-sized businesses, as well as for homes, automobiles, and other personal items. For more information, please visit hanover.com.

Contact Information

Investors:	Media:
Oksana Lukasheva	Michael F. Buckley	Emily P. Trevallion
Email: olukasheva@hanover.com	Email: mibuckley@hanover.com	Email: etrevallion@hanover.com

1-508-855-2063	1-508-855-3099	1-508-855-3263

Definition of Reported Segments

Continuing operations include three operating segments: Commercial Lines, Personal Lines and Other. The Commercial Lines segment offers a suite of products targeted at the small to mid-size business markets, which include commercial multiple peril, commercial automobile, workers’ compensation and other commercial coverages such as management and professional liability, marine, Hanover Programs and surety. The Personal Lines segment markets automobile, homeowners and ancillary coverages to individuals and families. The “Other” segment includes Opus Investment Management, Inc., which provides investment management services to institutions, pension funds and other organizations, the operations of the holding Company, as well as a block of voluntary pools business in which we have not actively participated since 1995.

Financial Supplement

The Hanover's fourth quarter earnings news release and financial supplement are available in the “Investors” section of the Company’s website at hanover.com.

Condensed Financial Statements and Reconciliations

The Hanover Insurance Group, Inc.
Condensed Consolidated Income Statements	Three months ended		Year ended
	December 31		December 31
($ in millions)	2019	2018	2019	2018
Revenues
Premiums earned	$1,144.3	$1,082.0	$4,474.5	$4,254.4
Net investment income	72.7	69.4	281.3	267.4
Net realized and unrealized investment gains (losses):
Net realized gains (losses) from sales and other	3.9	(2.6)	4.9	(2.7)
Net change in fair value of equity securities	31.2	(50.1)	106.5	(43.4)
Net other-than-temporary impairment losses on investments recognized in earnings	(0.8)	(1.8)	(2.0)	(4.6)
Total net realized and unrealized investment gains (losses)	34.3	(54.5)	109.4	(50.7)
Fees and other income	6.6	5.9	25.5	23.2
Total revenues	1,257.9	1,102.8	4,890.7	4,494.3
Losses and expenses
Losses and loss adjustment expenses	742.9	706.1	2,865.5	2,724.6
Amortization of deferred acquisition costs	233.9	227.1	926.7	891.8
Interest expense	9.4	11.2	37.5	45.1
Loss from repayment of debt	-	26.3	-	28.2
Other operating expenses	138.3	131.0	538.9	522.1
Total losses and expenses	1,124.5	1,101.7	4,368.6	4,211.8
Income from continuing operations before income taxes	133.4	1.1	522.1	282.5
Income tax expense (benefit)	23.2	(1.0)	91.9	43.5
Effect of new tax regulations on Chaucer gain on sale	-	-	1.2	-
Income from continuing operations	110.2	2.1	429.0	239.0
Discontinued operations (net of taxes):
Sale of Chaucer business	1.4	131.9	(1.2)	131.9
Income (loss) from Chaucer business	-	(10.5)	1.6	20.0
Income (loss) from discontinued life businesses	(1.8)	0.1	(4.3)	0.1
Net income	$109.8	$123.6	$425.1	$391.0

The Hanover Insurance Group, Inc.
Condensed Consolidated Balance Sheets
	December 31	December 31
($ in millions)	2019	2018
Assets
Total investments	$7,996.0	$7,287.4
Cash and cash equivalents	215.7	1,020.7
Premiums and accounts receivable, net	1,260.4	1,176.7
Reinsurance recoverable on paid and unpaid losses and unearned premiums	1,814.0	1,648.6
Other assets	1,101.6	1,105.0
Assets held-for-sale	-	57.4
Assets of discontinued businesses	102.8	103.9
Total assets	$12,490.5	$12,399.7
Liabilities
Loss and loss adjustment expense reserves	$5,654.4	$5,304.1
Unearned premiums	2,416.7	2,277.8
Debt (2018 includes the $125.0 FHLB loan retired on January 2, 2019)	653.4	777.9
Other liabilities (2018 includes the special dividend for an aggregate $193.4 million)	732.9	947.1
Liabilities held-for-sale	-	22.2
Liabilities of discontinued businesses	116.9	115.9
Total liabilities	9,574.3	9,445.0
Total shareholders’ equity	2,916.2	2,954.7
Total liabilities and shareholders’ equity	$12,490.5	$12,399.7

The following is a reconciliation from operating income to net income(8):

The Hanover Insurance Group, Inc.
	Three months ended December 31				Year ended December 31
	2019		2018		2019		2018
($ In millions, except per share data)	$ Amount	Per Share Diluted	$ Amount	Per Share Diluted	$ Amount	Per Share Diluted	$ Amount	Per Share Diluted
Operating income (loss)
Commercial Lines	$73.0		$57.4		$300.1		$265.7
Personal Lines	36.2		36.5		144.9		146.2
Other	1.3		(0.8)		8.6		(5.4)
Total	110.5		93.1		453.6		406.5
Interest expense	(9.4)		(11.2)		(37.5)		(45.1)
Operating income before income taxes	101.1	$2.53	81.9	$1.91	416.1	$10.24	361.4	$8.40
Income tax expense on operating income	(20.9)	(0.52)	(17.0)	(0.40)	(84.5)	(2.08)	(69.3)	(1.61)
Operating income after income taxes	80.2	2.01	64.9	1.51	331.6	8.16	292.1	6.79
Non-operating items:
Net realized gains (losses) from sales and other	3.9	0.10	(2.6)	(0.06)	4.9	0.12	(2.7)	(0.06)
Net change in fair value of equity securities	31.2	0.78	(50.1)	(1.17)	106.5	2.62	(43.4)	(1.01)
Net other-than-temporary impairment losses on investments recognized in earnings	(0.8)	(0.02)	(1.8)	(0.04)	(2.0)	(0.05)	(4.6)	(0.11)
Loss from repayment of debt	-	-	(26.3)	(0.61)	-	-	(28.2)	(0.65)
Other	(2.0)	(0.04)	-	-	(3.4)	(0.08)	-	-
Income tax benefit (expense) on non-operating items	(2.3)	(0.06)	18.0	0.42	(8.6)	(0.21)	25.8	0.60
Income from continuing operations, net of taxes	110.2	2.77	2.1	0.05	429.0	10.56	239.0	5.56
Discontinued operations (net of taxes):
Sale of Chaucer business	1.4	0.03	131.9	3.08	(1.2)	(0.03)	131.9	3.07
Income (loss) from Chaucer business	-	-	(10.5)	(0.25)	1.6	0.04	20.0	0.46
Income (loss) from discontinued life businesses	(1.8)	(0.04)	0.1	-	(4.3)	(0.11)	0.1	-
Net income	$109.8	$2.76	$123.6	$2.88	$425.1	$10.46	$391.0	$9.09
Weighted average shares outstanding		39.8		42.9		40.6		43.0

Forward-Looking Statements and Non-GAAP Financial Measures

Forward-Looking Statements

Certain statements in this document and comments made by management may be “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, may be forward-looking statements. Words such as, but not limited to, “believes,” “anticipates,” “expects,” “projects,” “forecasts,” “potential,” “should,” “could,” “continue,” “outlook,” “guidance,” and other similar expressions are intended to identify forward-looking statements. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. The Company cautions investors that any such forward-looking statements are estimates, beliefs, expectations and/or projections that involve significant judgement, and that historical results, trends and forward-looking statements are not guarantees and are not necessarily indicative of future performance. Actual results could differ materially from those anticipated.

These statements include, but are not limited to, the Company’s statements regarding:

•

The Company’s outlook and its ability to achieve components or the sum of the respective period guidance on its future results of operations including: the combined ratio, excluding or including both prior-year reserve development and/or catastrophe losses; catastrophe losses; net investment income; growth of net premiums written and/or net premiums earned in total or by line of business; expense ratio; operating return on equity; and/or the effective tax rate;

•

Uses of capital for share repurchases, special or ordinary cash dividends, business investments or growth, or otherwise, and outstanding shares in future periods as a result of various share repurchase mechanisms, and overall comfort with capital levels;

•

Variability of catastrophe losses due to risk concentrations, changes in weather patterns including global warming, terrorism or other events, as well as the complexity in estimating losses from large catastrophe events due to delayed reporting of the existence, nature or extent of losses or where “demand surge,” regulatory assessments, litigation, coverage and technical complexities or other factors may significantly impact the ultimate amount of such losses;

•

Current accident year losses and loss selections (“picks”), excluding catastrophes, and prior accident year loss reserve development patterns, particularly in complex “longer tail” liability lines, as well as the inherent variability in property and non-catastrophe weather losses;

•

The confidence or concern that the current level of reserves is adequate and/or sufficient for future claim payments, whether due to losses that have been incurred but not reported, circumstances that delay the reporting of losses, business complexity, adverse judgments or developments with respect to case reserves, the difficulties and uncertainties inherent in projecting future losses from historical data, changes in replacement and medical costs, or other factors;

•	Characterization of some business as being “more profitable” in light of inherent uncertainty of ultimate losses incurred, especially for “longer tail” businesses;
•	Efforts to manage expenses, including the Company’s long-term expense savings targets, while allocating capital to business investment, which is at management’s discretion;

•

Mix improvement, underwriting initiatives, coverage restrictions and pricing segmentation actions, among others, to grow businesses believed to be more profitable or reduce premiums attributable to products believed to be less profitable; balance rate actions and retention; offset long-term and/or short-term loss trends due to increased frequency; increased “social inflation” from a more litigious environment and higher average cost of resolution, increased property replacement costs, and/or social movements;

•

The ability to generate growth in targeted segments through new agency appointments; rate increases (as a result of its market position, agency relationships or otherwise), retention improvements or new business; expansion into new geographies; new product introductions; or otherwise; and

•	Investment returns and the effect of macro-economic interest rate trends and geopolitical circumstances on new money yields and overall investment returns.

Additional Risks and Uncertainties

Investors are further cautioned and should consider the risks and uncertainties in the Company’s business that may affect such estimates and future performance that are discussed in the Company’s most recently filed reports on Form 10-K and Form 10-Q and other documents filed by The Hanover Insurance Group, Inc. with the Securities and Exchange Commission (“SEC”) and that are also available at www.hanover.com under “Investors.” These risks and uncertainties include, but are not limited to:

•	Adverse claims experience, including those driven by large or increased frequency of catastrophe events (including terrorism) and severe weather;
•

The uncertainty in estimating weather-related losses, and the limitations and assumptions used to model other property and casualty losses (particularly with respect to products with longer tails [such as casualty and bodily injury claims] or involving emerging issues related to losses incurred as the result of new lines of business, such as cyber or financial institutions coverage, or reinsurance contracts and reinsurance recoverables), leading to potential adverse development of loss and loss adjustment expense reserves;

•

Litigation and the possibility of adverse judicial decisions, including those which expand policy coverage beyond its intended scope or award “bad faith” or other non-contractual damages, and the impact of “social inflation” affecting judicial awards and settlements;

•

The ability to increase or maintain insurance rates in line with anticipated loss costs as a result of competition and respective state’s department of insurance mandates to either raise or lower rates;

•

Investment impairments, which may be affected by, among other things, the Company’s ability and willingness to hold investment assets until they recover in value, as well as credit and interest rate risk and general financial and economic conditions;

•	Disruption of the independent agency channel, including the impact of competition and consolidation in the industry and among agents and brokers;
•	Competition, particularly from competitors who have resource and capability advantages;
•

The global macroeconomic environment, including inflation, global trade wars and interest rate fluctuations, which, among other things, could result in reductions in market values of fixed maturity and other investments;

•	Adverse state and federal regulation, legislative and/or regulatory actions (including recent significant revisions to Michigan’s automobile personal injury protection system and related litigation);
•	Financial ratings actions, in particular downgrades to our ratings;

•

Operational and technology risks and evolving technological and product innovation, including the risk of cyber-security attacks or breaches on the Company’s systems or resulting in claim payments (including from products not intended to provide cyber coverage);

•	Uncertainties in estimating indemnification liabilities recorded in conjunction with obligations undertaken in connection with the sale of various businesses and discontinued operations; and
•	The ability to collect from reinsurers, reinsurance pricing, and the performance of the discontinued voluntary pools business (including those in the Other segment or in Discontinued Operations).

Investors should not place undue reliance on forward-looking statements, which speak only as of the date they are made, and should understand the risks and uncertainties inherent in or particular to the Company’s business. We do not undertake the responsibility to update or revise such forward-looking statements.

Non-GAAP Financial Measures

As discussed on pages 40 and 41 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, the Company uses non-GAAP financial measures as important measures of its operating performance, including operating income, operating income before interest expense and taxes, operating income per share, and components of the combined ratio, both excluding and/or including, catastrophe losses, prior-year reserve development and the expense ratio. Management believes these non-GAAP financial measures are important indications of the Company’s operating performance. The definition of other non-GAAP financial measures and terms can be found in the 2018 Annual Report on pages 72-74.

Operating income and operating income per share are non-GAAP measures. They are defined as net income excluding the after-tax impact of net realized investment gains (losses), fair value changes of equity securities, gains and/or losses on the repayment of debt, other non-operating items, and results from discontinued operations. Net realized investment gains and losses, which include changes in the fair value of equity securities still held, are excluded for purposes of presenting operating income as they are, to a certain extent, determined by interest rates, financial markets and the timing of sales. Operating income also excludes net gains and losses from discontinued operations, restructuring costs, the cumulative effect of accounting changes and certain other items. Operating income is the sum of the segment income from: Commercial Lines, Personal Lines, and Other, after interest expenses and taxes. In reference to one of the Company’s three segments, “operating income” is the segment income before both interest expense and taxes. The Company also uses “operating income per share” (which is after both interest expense and taxes). It is calculated by dividing operating income by the weighted average number of diluted shares of common stock. The Company believes that metrics of operating income and operating income in relation to its three segments provide investors with a valuable measure of the performance of the Company’s continuing businesses because they highlight the portion of net income (loss) attributable to the core operations of the business. Income from continuing operations is the most directly comparable GAAP measure for operating income (and operating income before taxes) and measures of operating income that exclude the effects of catastrophe losses and/or reserve development should not be construed as substitutes for income from continuing operations or net income determined in accordance with GAAP. A reconciliation of operating income to income from continuing operations and net income for the relevant periods is included on page 11 of this press release and in the Financial Supplement.

The Company may also provide measures of operating income and combined ratios that exclude the impact of catastrophe losses (which in all respects include prior accident year catastrophe loss development). A catastrophe is a severe loss, resulting from natural or manmade events, including, but is not limited to, hurricanes, tornadoes, windstorms, earthquakes, hail, severe winter weather, fire, explosions and terrorisms. Due to the unique characteristics of each catastrophe loss, there is an inherent inability to reasonably estimate the timing or loss amount in advance. The Company believes that a separate discussion excluding the effects of catastrophe losses is meaningful to understand the underlying trends and variability of earnings, loss and combined ratio results, among others.

Prior accident year reserve development, which can be favorable or unfavorable, represents changes in the Company’s estimate of costs related to claims from prior years. Calendar year loss and loss adjusted expense (“LAE”) ratios determined in accordance with GAAP, excluding prior accident year reserve development, are sometimes referred to as “accident year loss ratios”. The Company believes that a discussion of loss and combined ratios, excluding prior accident year reserve development, is helpful since it provides insight into both estimates of current accident year results and the accuracy of prior-year estimates.

The loss and combined ratios in accordance with GAAP are the most directly comparably GAAP measures for the loss and combined ratio calculated excluding the effects of catastrophe losses and/or reserve development. The presentation of loss and combined ratios calculated excluding the effects of catastrophe losses and/or reserve development should not be construed as substitutes for the loss and/or combined ratios determined in accordance with GAAP.

Operating return on equity (“ROE”) and adjusted operating ROE are non-GAAP measures. See end note (6) for a detailed explanation of how these measures are calculated. Operating ROE is based on non-GAAP operating income and adjusted operating ROE is a measure of operating income as a return on only the portion of shareholders’ equity attributable to continuing operations, and therefore, the “un-deployed equity” attributable to Chaucer is excluded from shareholders’ equity and the related net investment income from the reinvestment of the un-deployed equity is excluded from net and operating income. This eliminates the dilutive impact of any excess capital that would have been included in shareholders’ equity and net investment income included in operating income for the corresponding periods presented, and which as of year-end has been fully deployed. In addition, the portion of shareholder equity attributed to unrealized appreciation (depreciation) on fixed maturity investments, net of tax, is also excluded. The Company believes that these measures are helpful in that they provide insight to the capital used by, and results of, the continuing business exclusive of interest, taxes and other non-operating items, and, in this case of “adjusted operating ROE”, undeployed equity attributed to Chaucer. These measures should not be by construed as substitutes for GAAP ROE, which is based on net income and shareholders’ equity of the entire Company and without adjustments.

Endnotes

(1)

Operating income (loss) and operating income (loss) per diluted share are non-GAAP measures. Operating income before taxes, as referenced in the results of the business segments, is defined as, with respect to such segment, operating income before taxes and interest expense. These measures are used throughout this document. The reconciliation of operating income and operating income per diluted share to the closest GAAP measures, income from continuing operations and income from continuing operations per diluted share, respectively, is provided on the preceding pages of this press release. See the disclosure on the use of this and other non-GAAP measures under the heading “Forward-Looking Statements and Non-GAAP Financial Measures.”

(2)

Combined ratio, excluding catastrophes, and current accident year combined ratio, excluding catastrophes, are non-GAAP measures. These measures are used throughout this document. The combined ratio (which includes catastrophe losses and prior-year loss reserve development) is the most directly comparable GAAP measure. The following is a reconciliation of the GAAP combined ratio to the combined ratio, excluding catastrophes, and to the current accident year combined ratio, excluding catastrophes losses:

	Three months ended			Three months ended
	December 31, 2019			December 31, 2018
	Commercial Lines	Personal Lines	Total	Commercial Lines	Personal Lines	Total
Total combined ratio (GAAP)	96.1%	96.5%	96.2%	98.2%	96.0%	97.4%
Less: Catastrophe ratio	4.1%	1.6%	3.1%	7.3%	0.7%	4.6%
Combined ratio, excluding catastrophe losses (non-GAAP)	92.0%	94.9%	93.1%	90.9%	95.3%	92.8%
Less: Prior-year reserve development ratio	(1.7%)	2.2%	(0.1%)	(2.5%)	3.5%	-
Current accident year combined ratio, excluding catastrophe losses (non-GAAP)	93.7%	92.7%	93.2%	93.4%	91.8%	92.8%

	Year ended			Year ended
	December 31, 2019			December 31, 2018
	Commercial Lines	Personal Lines	Total	Commercial Lines	Personal Lines	Total
Total combined ratio (GAAP)	95.2%	96.3%	95.6%	96.4%	95.5%	96.1%
Less: Catastrophe ratio	3.1%	4.7%	3.8%	5.6%	4.5%	5.2%
Combined ratio, excluding catastrophe losses (non-GAAP)	92.1%	91.6%	91.8%	90.8%	91.0%	90.9%
Less: Prior-year reserve development ratio	(1.1%)	1.5%	-	(1.3%)	2.0%	-
Current accident year combined ratio, excluding catastrophe losses (non-GAAP)	93.2%	90.1%	91.8%	92.1%	89.0%	90.9%

(3)

Core Commercial business provides commercial property and casualty coverages to small and mid-sized businesses in the U.S., generally with annual premiums per policy up to $250,000, primarily through the commercial multiple peril, commercial auto and workers’ compensation lines of business, as reported on pages 8 and 9 of the Fourth Quarter 2019 Financial Supplement. Price increases in Commercial Lines represent the average change in premium on renewed policies caused by the estimated net effect of base rate changes, discretionary pricing, inflation or changes in policy level exposure on insured risks.

	Three months ended			Three months ended
	December 31, 2019			December 31, 2018
($ in millions)	Core Commercial	Other Commercial	Total Commercial	Core Commercial	Other Commercial	Total Commercial
Net premiums written	$369.8	$268.9	$638.7	$338.9	$261.1	$600.0
Net premiums earned	$396.6	$282.9	$679.5	$376.3	$268.1	$644.4

	Year ended			Year ended
	December 31, 2019			December 31, 2018
($ in millions)	Core Commercial	Other Commercial	Total Commercial	Core Commercial	Other Commercial	Total Commercial
Net premiums written	$1,580.1	$1,127.1	$2,707.2	$1,523.3	$1,087.4	$2,610.7
Net premiums earned	$1,550.0	$1,104.2	$2,654.2	$1,491.8	$1,056.6	$2,548.4

(4)

Price increases in Personal Lines is the estimated cumulative premium effect of approved rate actions applied to policies available for renewal, regardless of whether or not policies are actually renewed. Accordingly, pricing changes do not represent actual increases or decreases realized by the Company.

(5)

Current accident year loss and LAE ratio, excluding catastrophe losses, is a non-GAAP measure, which is equal to the loss and LAE ratio (“loss ratio”), excluding prior-year reserve development and catastrophe losses. The loss ratio (which includes losses, LAE, catastrophe losses and prior-year loss reserve development) is the most directly comparable GAAP measure. The following is a reconciliation of the GAAP loss ratio to the current accident year loss ratio, excluding catastrophe losses:

	Three months ended			Three months ended
	December 31, 2019			December 31, 2018
	Commercial Lines	Personal Lines	Total	Commercial Lines	Personal Lines	Total
Total loss ratio (GAAP)	61.8%	69.3%	64.8%	63.1%	68.3%	65.3%
Less: Catastrophe ratio	4.1%	1.6%	3.1%	7.3%	0.7%	4.6%
Prior-year reserve development ratio	(1.7%)	2.2%	(0.1%)	(2.5%)	3.5%	-
Current accident year loss and LAE ratio, excluding catastrophe losses (non-GAAP)	59.4%	65.5%	61.8%	58.3%	64.1%	60.7%

	Year ended			Year ended
	December 31, 2019			December 31, 2018
	Commercial Lines	Personal Lines	Total	Commercial Lines	Personal Lines	Total
Total loss ratio (GAAP)	60.6%	68.9%	64.0%	61.5%	67.7%	64.0%
Less: Catastrophe ratio	3.1%	4.7%	3.8%	5.6%	4.5%	5.2%
Prior-year reserve development ratio	(1.1%)	1.5%	-	(1.3%)	2.0%	-
Current accident year loss and LAE ratio, excluding catastrophe losses (non-GAAP)	58.6%	62.7%	60.2%	57.2%	61.2%	58.8%

(6)

Operating Return on Average Equity and Adjusted Operating Return on Average Equity (“Operating ROE” and “Adjusted Operating ROE”) are non-GAAP measures. Operating ROE is calculated by dividing operating income after tax for the applicable period (see under the heading in this press release “Non-GAAP Financial Measures” and end note (1)), by the average of beginning, ending, and interim quarters’ total shareholders’ equity, excluding unrealized appreciation (depreciation) on fixed maturity investments, net of tax, for the period presented. Total shareholders’ equity, excluding net unrealized appreciation (depreciation) on fixed maturity investments, net of tax, is also a non-GAAP measure.  Total shareholders’ equity is the most directly comparable GAAP measure, and is reconciled on the following page. Total shareholders’ equity, excluding unrealized appreciation (depreciation) on fixed maturity investments, net of tax, as of December 31, 2018 was adjusted by the payment of $250 million made on January 2, 2019 related to the ASR entered into on December 30, 2018. For Adjusted Operating ROE, shareholders’ equity is further adjusted for “the [then] un-deployed equity” attributable to the sale of Chaucer in 2018, which is also a non-GAAP measure. Additionally, for the calculation of Adjusted Operating ROE, Operating income, net of tax, is adjusted for the net investment income related to un-deployed equity attributable to Chaucer, net of tax, held during the period. Operating ROE and Adjusted Operating ROE should not be construed as substitutes for GAAP ROE. See calculations on the following pages, including the calculation of ROE using net income and average shareholders’ equity without adjustments:

	Period ended
($ in millions)	December 31	March 31	June 30	September 30	December 31
	2018	2019	2019	2019	2019
Total shareholders' equity (GAAP)	$2,954.7	$2,927.0	$2,941.1	$3,086.8	$2,916.2
Less: net unrealized appreciation (depreciation) on fixed maturity investments, net of tax	(27.2)	90.7	192.3	235.3	216.0
Total shareholders' equity, excluding net unrealized appreciation (depreciation) on fixed maturity investments, net of tax	2,981.9	2,836.3	2,748.8	2,851.5	2,700.2
Less: Payment made on January 2, 2019 for the ASR agreement entered into on December 30, 2018	250.0	-	-	-	-
Total shareholders' equity, excluding net unrealized appreciation (depreciation) on fixed maturity investments, net of tax, and including the ASR payment	2,731.9	2,836.3	2,748.8	2,851.5	2,700.2
Less: un-deployed equity related to Chaucer	406.6	406.6	256.6	256.6	-
Adjusted shareholders' equity, excluding both net unrealized appreciation (depreciation) on fixed maturity investments, net of tax, and post-close, un-deployed equity attributable to Chaucer	$2,325.3	$2,429.7	$2,492.2	$2,594.9	$2,700.2

Average shareholders' equity (GAAP)					$2,965.2
Average shareholders' equity, excluding net unrealized appreciation (depreciation) on fixed maturity investments, net of tax, and including the ASR payment					$2,773.7
Average adjusted shareholders' equity, excluding both net unrealized appreciation (depreciation) on fixed maturity investments, net of tax, and un-deployed equity attributable to Chaucer					$2,508.5

($ in millions)	Year ended
December 31
Net Income ROE	2019
Net income (GAAP)	$425.1
Average shareholders' equity (GAAP)	$2,965.2
Return on equity	14.3%
Operating Income ROE (non-GAAP)
Operating income after taxes	$331.6
Average shareholders' equity, excluding net unrealized appreciation (depreciation) on fixed maturity investments, net of tax, and including the ASR payment	$2,773.7
Operating return on equity	12.0%
Adjusted Operating Income ROE (non-GAAP)
Operating income, net of tax	$331.6
Less: Net investment income related to the un-deployed equity attributable to Chaucer, net of tax*	($9.3)
Operating income, excluding net investment income related to un-deployed equity attributable to Chaucer, net of tax	$322.3
Average adjusted shareholders' equity, excluding both net unrealized appreciation (depreciation) on fixed maturity investments, net of tax, and un-deployed equity attributable Chaucer	$2,508.5
Adjusted operating return on equity	12.8%

*Net investment income related to the un-deployed equity attributable for each quarter is calculated by multiplying the respective quarter’s un-deployed equity attributable to Chaucer by the respective quarter’s total pre-tax yield, net of tax and dividing by 4. For the year ended December 31, 2019, net investment income related to the un-deployed equity attributable to Chaucer is calculated by adding the respective quarters’ net investment income related to the un-deployed equity attributable to Chaucer, net of tax.

(7)	Here, and later in this document, the expense ratio is reduced by installment and other fee revenues for purposes of the ratio calculation.

(8)

The separate financial information of each operating segment is presented consistent with the way results are regularly evaluated by the chief operating decision maker in deciding how to allocate resources and in assessing performance. Management evaluates the results of the aforementioned operating segments without consideration of interest expense on debt and on a pre-tax basis.